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                                                                   EXHIBIT 10.32

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") by and between Manhattan Associates, Inc, a Georgia corporation ("Company"), and Jeffrey Mitchell ("Executive") is hereby entered into and effective as of the 3rd day of September, 1999 (the "Effective Date").

         WHEREAS, Company is engaged in the development, marketing, selling, implementation and installation of computer software solutions specifically designed for the management of warehouse and distribution centers for consumer product manufacturers, retailers and retail and grocery suppliers and distributors (the "Company Business");

         WHEREAS, Company desires to employ executive as Vice President, North American Sales and Executive desires to accept said employment by Company; and

         WHEREAS, Company and Executive have agreed upon the terms and conditions of Executive's employment with Company and the parties desire to express the terms and conditions in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is hereby agreed as follows:

A G R E E M E N T S :

         1.       Employment and Duties.

                  A. Company shall employ Executive as Vice President, North American Sales in accordance with the terms and conditions set forth in this Agreement. Executive hereby accepts employment on the terms set forth herein. Executive shall report to the President and Chief Executive Officer or such other executive as may be designed by the Chief Executive Officer or the Board of Directors.

                  B. Executive shall have responsibility for the Company's sales in North America ("Duties") and as may otherwise be assigned to him from time to time.

                  C. Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement. Executive shall devote his full business time to the performance of his obligations hereunder.

         2.       Compensation.

                  A. Base Salary. During his employment hereunder, Company shall pay to Executive a base salary ("Base Salary") of $12,500.00 per month ($150,000.00 annualized),

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subject to all standard employment deductions, which amount may be increased annually at the discretion of the Chief Executive Officer or Board of Directors.

                  B. Performance-Related Bonus. Executive shall be eligible to receive a performance-related bonus based on $150,000.00 per year, payable quarterly and subject to all standard employment deductions, based on objective and subjective criteria as described below.

                  Seventy-five Percent (75%) of the bonus, which equals Twenty Eight Thousand One Hundred and Twenty Five Dollars ($28,125) on a quarterly basis, shall be based on the attainment of the following recognizable net license fee revenue and profit margin objectives:

TABLE 1

     Q3                                             Q4
Recognizable        Percentage of Bonus    Recognizable Revenue   Percentage of Bonus
 Revenue
-----------         --------------------   --------------------   --------------------
$3,500,000                     40%             $3,750,000                   40%
$4,000,000                     60%             $4,000,000                   60%
$4,250,000                     80%             $4,250,000                   70%
$5,000,000                    100%             $4,750,000                   80%
$5,250,000                    120%             $5,000,000                   90%
$5,550,000                    140%             $5,500,000                  100%
$5,750,000                    160%             $5,750,000                  120%
                                               $6,000,000                  140%
                                               $6,250,000                  160%

         For example, if the Company achieves $5,250,000 in recognizable license revenue in the third quarter of 1999, then Executive shall receive $33,750 (120% of $28,125).

         The result of this calculation shall be further applied against the following table to determine the objective portion of Executive's bonus.

TABLE 2

 Profit Margin          Percentage
--------------          -----------
      30%                   60%
      35%                   80%
      40%                  100%
      45%                  110%
      50%                  120%
      55%                  130%

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         In the above example, if Executive achieves a profit margin of 45%, then Executive shall receive $37,125 (110% of $33,750 as determined by Table 1).

         Twenty-five Percent (25%), of the bonus, which equals Nine Thousand Three Hundred and Seventy-Five Dollars ($9,375) on a quarterly basis, shall be payable based on the attainment of subjective criteria agreed upon between Executive and the Chief Executive Officer or such other executive as may be designated by the Chief Executive Officer or the Board of Directors. These criteria will include increasing the following Company measures:

              - Number of customers

              - Average sale size - Proportion of Tier 1, Tier 2 and Tier 3 customers

              - Company Revenue

              - Margins

              - Sales Personnel

              - Management of Sales expenses

              - Management and adherence to budget process

                  D. Stock Option. Upon execution of this agreement, Executive shall receive an option (the "Option") to purchase 160,000 shares of Company at an exercise price of $7.75 per share pursuant to the Manhattan Associates, Inc. Option Plan (the "Option Plan"). The Options shall vest pursuant to the schedule on EXHIBIT A.

                  E. Employee Benefits. Executive shall be entitled to participate in all employee benefit plans which Company provides for its employees at the executive level.

                  F. Expenses. Executive shall be reimbursed for expenses reasonably incurred in the performance of his duties hereunder in accordance with the policies of Company then in effect.

                  G. Vacation. Executive shall accrue one vacation day for each complete calendar month worked and five additional vacation days after three years of employment.

         3. Term. This Agreement is effective when signed by both parties. The parties agree that Executive's employment may be terminated at any time, for any reason or for no reason, for cause or not for cause, with or without notice, by Company or Executive. Upon any such termination, Executive shall return immediately to Company all documents and other property of Company, together with all copies thereof, including all Work Product and Proprietary Information, within Executive's possession or control.

                  For purposes of this Agreement, Work Product shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret,

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confidential information, or other property right, created or developed in whole or in part by Executive while performing services in furtherance of or related to the Company Business.

                  For purposes of this Agreement, Proprietary Information means all Trade Secrets and Confidential Information of Company.

                  For purposes of this Agreement, Trade Secrets shall mean information of Company constituting a trade secret within the meaning of Section 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including all amendments hereafter adopted.

                  For purposes of this Agreement, Confidential Information shall mean Company information in whatever form, other than Trade Secrets, that is of value to its owner and is treated as confidential.

         4. Severance. In the event of a termination of employment within the first two (2) years of employment, other than a termination based on gross negligence or willful misconduct, Executive shall receive a severance payment equal to one-half the amount of Executive's base annual salary (determined as of the date of his termination) which he would normally receive during the six (6) months of employment, subject to all standard deductions, payable in full within thirty (30) days of termination of employment, and Executive will receive COBRA payments for Executive and Executive's family for medical and dental coverage. Company's obligation to make the severance payment shall be conditioned upon Executive's (i) execution of a release agreement in a form reasonably acceptable to the Company, and consistent with the terms of this Agreement, whereby Executive releases the Company from any and all liability and claims of any kind, and (ii) compliance with the restrictive covenants and all post-termination obligations contained in this Agreement. Further, in the event of a termination, other than a termination based on gross negligence or willful misconduct, Executive shall have thirty (30 days) in which to exercise his vested options.

         5.       Ownership.

                  (a) All Work Product will be considered work made for hire by Executive and owned by Company. To the extent that any Work Product may not by operation of law be considered work made for hire or if ownership of all rights therein will not vest exclusively in Company, Executive assigns to Company, now or upon its creation without further consideration, the ownership of all such Work Product. Company has the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Executive agrees to perform any acts as may be reasonably requested by Company to transfer, perfect, and defend Company's ownership of the Work Product.

                  (b) To the extent any materials other than Work Product are contained in the materials Executive delivers to Company or its Customers, Executive grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to use and distribute (internally or externally) or authorize others to use and distribute copies of, and prepare derivative works based upon, such materials and derivative works thereof. Executive agrees that during his or her

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employment, any money or other remuneration received by Executive for services rendered to a Customer belong to Company.

                  For purposes of this Agreement, Customers shall mean any current customer or prospective customer of Company.

         6.       Trade Secrets and Confidential Information.

                  (a) Company may disclose to Executive certain Proprietary Information. Executive agrees that the Proprietary Information is the exclusive property of Company (or a third party providing such information to Company) and Company (or such third party) owns all worldwide copyrights, trade secret rights, confidential information rights, and all other property rights therein.

                  (b) Company's disclosure of the Proprietary Information to Executive does not confer upon Executive any license, interest or rights in or to the Proprietary Information. Except in the performance of services for Company, Executive will hold in confidence and will not, without Company's prior written consent, use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any Proprietary Information communicated or made available by Company to or received by Executive. Executive agrees to notify Company immediately if he discovers any unauthorized use or disclosure of the Proprietary Information.

                  (c) To further protect Proprietary Information, Executive agrees that if his or her employment with Company ends for any reason during the first three (3) years after the initial date of employment, then for a period of six (6) months after the end of Executive's employment he will not, without Company's prior written consent, perform any of the Duties that he performed on behalf of Company for the Executive's immediately prior employer if such prior employer competes with the Company Business.

                  (d) Executive's obligations under this Agreement with regard to (i) Trade Secrets shall remain in effect for as long as such information remains a trade secret under applicable law, and (ii) Confidential Information shall remain in effect during Executive's employment with Company and for three years thereafter. These obligations will not apply to the extent that Executive establishes that the information communicated (1) was already known to Executive, without an obligation to keep it confidential at the time of its receipt from Company; (2) was received by Executive in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (3) was publicly known at the time of its receipt by Executive or has become publicly known other than by a breach of this Agreement or other action by Executive.

         7.       Non-Solicitation.

                  A. Customers. The relationships made or enhanced during Executive's employment with Company belong to Company. During Executive's employment and the two year period beginning immediately upon the termination of Executive's employment with

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Company for any reason (the "Two Year Limitation Period"), Executive will not, without Company's prior written consent, contact, solicit or attempt to solicit, on his own or another's behalf, any Customer with whom Executive had contact in the two year prior to the end of Executive's employment with Company for any reason (the "Two Year Restrictive Period") with a view of offering, selling or licensing any program, product or service that is competitive with the Company Business.

                  B. Employees/Independent Contractors. During Executive's employment and the Two Year Limitation Period, Executive will not, without Company's prior written consent, call upon, solicit, recruit, or assist others in calling upon, soliciting or recruiting any person who is or was an employee of Company during the Two Year Restrictive Period for the purpose of having such person work in any other corporation, entity, or business that is competitive with the Company business.

         8. Non-Competition. During the Two Year Limitation Period, Executive agrees that he will not, without Company's prior written consent, perform his or her Duties for any person or entity that competes directly with the Company Business if Company is still engaged in the Company Business during such Two Year Limitation Period. The parties agree and acknowledge that (i) the definitions of Duties and period of restriction reasonably and fairly limit this noncompete restriction and are reasonably required for Company's protection because Executive must perform his or her Duties on behalf of Customers; and
(ii) by having access to information concerning employees and Company's Customers, Executive shall obtain a competitive advantage as to such parties.

         9. Acknowledgments. The parties hereto agree that: (i) the restrictions contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of Company; (ii) by having access to information concerning employees and customers of Company, Executive shall obtain a competitive advantage as to such parties; (iii) the covenants and agreements of Executive contained in this Agreement are reasonably necessary to protect the interests of Company in whose favor said covenants and agreements are imposed in light of the nature of Company's business and the involvement of Executive in such business; (iv) the restrictions imposed by this Agreement are not greater than are necessary for the protection of Company in light of the substantial harm that Company will suffer should Executive breach any of the provisions of said covenants or agreements and (v) the covenants and agreements of Executive contained in this Agreement form material consideration for this Agreement.

         10. Remedy for Breach. Executive agrees that the remedies at law of Company for any actual or threatened breach by Executive of the covenants contained in Sections 5. through 8. of this Agreement would be inadequate and that Company shall be entitled to specific performance of the covenants in such paragraphs or injunctive relief against activities in violation of such paragraphs, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses (including attorney's fees) which Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants contained in Sections 5. through 8. of this Agreement shall be construed as agreements independent of any other provision of this or any other agreement between the parties hereto, and that the existence of any claim or cause of action by Executive against Company, whether

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predicated upon this or any other agreement, shall not constitute a defense to the enforcement by Company of said covenants.

         11. No Prior Agreements. Executive hereby represents and warrants to Company that the execution of this Agreement by Executive and Executive's employment by Company and the performance of Executive's duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

         12. Assignment; Binding Effect. Executive understands that Executive has been selected for employment by Company on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 13. below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. The rights and obligations of Company hereunder shall be available to a successor in interest of Company, including a successor established for the purpose of converting Company to a corporation.

         13. Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Company and Executive. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         14. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To Company:                        Manhattan Associates, Inc
                                            2300 Windy Ridge Pkwy
                                            7th Floor
                                            Atlanta, Georgia  30339
                                            Attention:  President

         To Executive:                      Jeffrey Mitchell
                                            1557 Valley Reserve Court
                                            Kennesaw, Georgia 30152

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         Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

         15. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         16. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                     COMPANY:

                                                     Manhattan Associates, Inc.

                                                     By:/s/ Alan Dabbiere
                                                        ------------------------

                                                     Name: Alan Dabbiere

                                                     Title:   President

                                                     Date: 9/3/99

                                                     EXECUTIVE:

                                                     /s/ Jeffrey S. Mitchell
                                                     ---------------------------
                                                     Jeffrey Mitchell

                                                     Date:    9/3/99

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EXHIBIT B

                              STOCK OPTION SCHEDULE

Stock Option. Executive shall receive an option (the "Option") to purchase 160,000 shares of Company at an exercise price of $7.75 per share pursuant to the Manhattan Associates, Inc. Option Plan (the "Option Plan"). The Options shall vest as follows:

    Number of Options                                Vesting Date

         40,000                                   December 31, 1999
         40,000                                   December 31, 2000
         40,000                                   December 31, 2001
         40,000                                   December 31, 2002

In the event of a Change of Control of the Company and where Executive is terminated other than for gross negligence or willful misconduct, or where the Executive's duties and responsibilities are materially diminished and where a cure has not been effected by Company within sixty (60) days notice of such diminished responsibilities by Executive then all options whether vested or non-vested shall vest as of the date of the Change of Control or after the sixty
(60) day notice period, whichever is later.

"Change of Control" shall mean the happening of an that shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company; or (iii) the date the stockholders or the Company (or the Board, if stockholder action is not required) and the stockholders of the other constituent corporations (or their respective boards of directors, if and to the extent that stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or in to another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's voting capital stock immediately prior to the merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the surviving corporation immediately after merger or consolidation (on a fully diluted basis), which voting capital stock is to be held by each such holder in the same or substantially similar proportion (on a fully diluted basis) as such holder's ownership of voting capital stock of the Company immediately before the merger or consolidation.